Exhibit 99.2

To:	All IMS Employees
From:	Dave Carlucci, Chairman and CEO
Date:	November 5, 2009
Subject:	IMS to be Acquired by TPG Capital and CPP Investment Board

Dear Colleagues,

I am very pleased to announce today that IMS has concluded its strategic review process, and will become a private company owned by TPG Capital and the CPP Investment Board, its limited partner. TPG is one of the world’s leading private investment firms. I want to take this opportunity to give you some perspective on this exciting news and what it means for you, our clients and shareholders.

Under the agreement, IMS shareholders will receive $22.00 in cash for each share of IMS stock they hold. That represents a premium of 50 percent over the closing share price on October 16, the last trading day before the media reported that we were exploring strategic alternatives. It’s a substantial premium, and a particularly strong endorsement of our business.

We evaluated a variety of alternatives to maximize shareholder value, and I’m confident that TPG is the right choice for us. With their wealth of experience in the healthcare and IT industries, along with their financial strength, we’ll be even better positioned to realize our long-term strategic vision. TPG’s team is impressed by the strides we’ve made in transforming our business, in broadening our capabilities, and in helping a growing set of clients respond to the challenges and opportunities in today’s market.

For those of you who may not be familiar with TPG, it is a global private investment firm with approximately $45 billion of assets under management. Since 1985, it has invested in companies across a broad range of geographies and industries, including technology, life sciences, airline and consumer retail. TPG has an extensive track record of investing in the healthcare space, and experience with B2B services companies.

Let me assure you that this is not a change in our business strategy. Our strength continues to depend on your passion and dedication. With TPG, we’ll keep building our business as we move into new markets, launch relevant offerings and expand with additional client sets — all while improving operational efficiency.

We expect to complete the transaction by the end of the first quarter of 2010, following regulatory and shareholder approvals. In the meantime, we’ll keep you informed of developments as the process moves forward. On Friday, I will host an employee briefing to provide some additional perspective on the announcement and what we’re hearing from our stakeholders; call-in details will follow.

Over the past 55 years, particularly in periods of change, IMS always has played a leadership role by taking the long-term view. Time and again, we’ve seized opportunities to build the right capabilities, and this is another step forward. I know I can count on your support as we move ahead.

- Dave

Forward-looking Statements
This document contains statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although IMS Health believes the expectations contained in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) uncertainties associated with the proposed sale of IMS Health to a company controlled by TPG Capital and the CPP Investment Board, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction, (ii) regulatory, legislative and enforcement initiatives, particularly in the areas of data access and utilization and tax, (iii) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (iv) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, (v) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (vi) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (vii) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate, and (viii) uncertainties associated with completion of IMS Health’s restructuring plans and the impact of the restructuring activities on IMS Health’s business and financial results, including the timing of the activities and the associated costs and the ability to achieve projected cost savings. Additional information on factors that may affect the business and financial results of the company can be found in the filings of the company made from time to time with the Securities and Exchange Commission.

IMS Health undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger of IMS Health Incorporated (the “Company”) with Healthcare Technology Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Healthcare Technology Holdings, Inc., a Delaware corporation, (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC.  When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company.  BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to IMS Health Incorporated, 901 Main Avenue, Norwalk, Connecticut 06851, telephone: (203) 845-5200, or from the Company’s website, http://www.imshealth.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger.  Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009.  Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the Merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.